                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in this Registration Statement Amendment No. 2 to Form S-3 (No. 333-28649) which Registration Statement also constitutes Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-13307), and related Prospectus of Northwest Airlines Corporation and Northwest Airlines, Inc. and to the incorporation by reference therein of our reports dated January 21, 1997, with respect to the consolidated financial statements of Northwest Airlines Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota

June 26, 1997